Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125110) of our reports dated March 13, 2012, relating to the consolidated financial statements of Zumiez Inc. and the effectiveness of internal control over financial reporting of Zumiez Inc. appearing in this Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

/s/ Moss Adams LLP

Seattle, Washington

March 13, 2012